Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into on April 1, 2014”), by and between ValueVision Media, Inc, and Keith R. Stewart. This Amended Agreement amends and restates the 2010 Agreement.

A.	The Company is a multichannel electronic retailer which currently operates under the ShopHQ brand.

B.
The Company believes it is in the best interests of the Company and its shareholders to continue in effect the change in control severance provisions of the 2010 Agreement, as modified under this Amended Agreement, to provide inducement for Executive (1) to remain in the service of the Company in the event of any proposed or anticipated Event (as defined below) and (2) to remain in the service of the Company in order to facilitate an orderly transition if an Event occurs, without regard to the effect such Event may have on Executive’s employment with the Company, and believes it is in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company.

C.
The Company and the Executive desire to enter into this Amended Agreement to include the change in control severance benefits set forth under the 2010 Agreement and make certain other changes, as modified herein, such that this Amended Agreement will replace and supersede the 2010 Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.	Definitions. The capitalized terms used in this Amended Agreement have the following meanings:

(a)	“2010 Agreement” means the Amended and Restated Employment Agreement, dated February 19, 2010, between the Company and the Executive.

(b)	“Affiliate” means any corporation that is a Subsidiary or Parent of the Company.

(c)	“Amended Agreement” means this Second Amended and Restated Employment Agreement, dated April 1, 2014, between the Company and the Executive.

(d)	“Amended Agreement Date” means the effective date the Amended Agreement.

(e)	“Base Salary” means Executive’s annual base salary in effect from time to time as set forth in Section 5(a) below.

(f)	“Board” means the Board of Directors of the Company, including any authorized committee of the Board.

(g)	“Cause” means:

(i)	a material act of fraud which results in or is intended to result in Executive’s personal enrichment at the expense of Company, including without limitation, theft or embezzlement from Company;

(ii)	public conduct by Executive materially detrimental to the reputation of Company,

(iii)
material violation by Executive of any written Company policy, regulation or practice which violation (A) remains uncured thirty (30) days after receipt by Executive of a written notice specifying in reasonable detail the action that the Board alleges to be a violation; or (B) has had a material adverse effect on the business or reputation of the Company;

(iv)	Executive’s willful or grossly negligent failure to adequately perform the duties of his position to the material detriment of the Company;

(v)	commission of conduct constituting a felony;

(vi)
a material breach by Executive of any of the terms and conditions of this Amended Agreement, which breach remains uncured thirty (30) days after receipt by Executive of written notice specifying in reasonable detail the action that the Board alleges to be such breach;

(vii)
Executive continues to materially fail to perform his duties hereunder, which failure remains uncured thirty (30) days after a written demand for performance is delivered to Executive by the Board or its representative, which written demand specifically identifies the manner in which the Board believes that Executive has not performed Executive’s duties (it being understood that the non-attainment of Company performance goals, in and of itself, shall not be considered a failure that constitutes Cause); or

(viii)
Executive engages in excessive absenteeism unrelated to illness or permitted vacation that continues for five (5) business days after receipt by Executive of written notice specifying in reasonable detail such excessive absenteeism.

(h)
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code will include a reference to such provision as it may be amended from time to time and to any successor provision, including current and future regulations and guidance thereunder.

(i)	“Company” means ValueVision Media, Inc., a Minnesota corporation, or any successor thereto.

(j)
“Disability” means the inability of Executive to perform on a full-time basis, even with reasonable accommodation(s) that do(es) not impose an undue hardship on the Company’s business, the essential duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 180 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) calendar days.

(k)	“Event” means any of the following:

(i)
The acquisition by any individual, entity or group (within the meaning of Exchange Act Sections 13(d)(3) or 14(d)(2)) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of the Board (the “Outstanding Company Voting Securities”). Notwithstanding the foregoing sentence, the following acquisitions will not constitute an Event:

A.	any acquisition of common stock or voting securities of the Company directly from the Company,

B.	any acquisition of common stock or voting securities of the Company by the Company or any of its wholly owned subsidiaries,

C.	any acquisition of common stock or voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or

D.
any acquisition by any corporation with respect to which, immediately following such acquisition, more than 70% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

(ii)
Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board. However, any individual becoming a director of the Board after the Amended Agreement Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(iii)
Approval by the shareholders of the Company of a reorganization, merger, consolidation or statutory exchange of Outstanding Company Voting Securities, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

(iv)
Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company or (y) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

Notwithstanding the above, an Event shall not be deemed to occur with respect to Executive if the acquisition of the 30% or greater interest referred to in Section 1(k)(i) is by a group, acting in concert, that includes Executive or if at least 30% of the then-outstanding common stock or combined voting power of the then-outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in Section 1(k)(iii) or (iv) by a group, acting in concert, that includes Executive.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(m)	“Executive” means Keith R. Stewart, currently a resident of Minnesota.

(n)	“Good Reason” means the occurrence of any one of the following events:

(i)	The Executive is impacted by a mandatory relocation of the Executive’s principal place of employment to a location more than 50 miles from Executive’s current office location;

(ii)
The Company, materially reduces the Executive’s total compensation opportunity (excluding equity) (unless part of an across-the-board compensation opportunity or benefit plan reduction applicable on a similar basis to all other senior executive officers of the Company and, in that event, provided that such reduction does not exceed 5%of Executive’s total compensation opportunity);

(iii)	The Company materially breaches its obligations to pay the Executive, unless the failure to pay is a result of a good faith dispute between the Company and the Executive; or

(iv)
The Company substantially diminishes the duties, responsibilities or title of the Executive such that the position held is no longer the Chief Executive Officer in title or deed or the circumstances described in Section 1(k)(ii) shall occur, provided that such event shall constitute Good Reason only if Executive (A) continues to satisfactorily perform job duties as assigned and continues in employment through the date established by Executive as his last day of employment; (B) provides the Company written notice (in the case of a Good Reason resignation), within one month after the initial existence of Good Reason, which details the facts showing that Good Reason exists and includes a proposed last day of employment within 60 days after the initial existence of Good Reason. The Company shall have thirty (30) days following receipt of such notice to correct the occurrence; and only if the Company fails to correct the occurrence does Good Reason exist; (C) returns to the Company, all Company property in the Executive’s possession in accordance with Section 15(b)(Return of Records and Property) of this Amended Agreement; and (D) complies with the terms of any non-compete, confidentiality, invention or other written agreements contained in this Amended Agreement or otherwise applicable to Executive.
Good Reason shall not include any occurrence under this definition of which Executive has consented in writing stating specifically that such occurrence shall not constitute Good Reason or of which Executive had actual knowledge of for at least two (2) calendar months and did not give a notice described above with respect to the occurrence

(o)	“Incumbent Board” means the Board as of the Amended Agreement Date.

(p)	“Plan” means the ValueVision Media, Inc. 2011 Omnibus Incentive Plan, as amended and in effect from time to time.

(q)	“Restrictive Period” means the 18 consecutive months following the date of termination of Executive’s employment.

(r)	“Share” means a share of Stock.

(s)	“Stock” means the common stock, par value $0.01 per share, of the Company.

(t)	“Subsidiary” means, with respect to the Company, any corporation or other entity that is required to be combined with the Company as a single employer under Code § 414(b) or (c).

(u)	“Transition Period” means the period commencing at the time the first Event occurs during the term of this Amended Agreement and ending on the date that is one year thereafter.

2.
Employment. Executive shall continue to serve as Chief Executive Officer of the Company, and Executive agrees to perform services for the Company, upon the terms and conditions set forth in this Amended Agreement.

3.
Term of Employment. Unless terminated at an earlier date in accordance with Section 11 hereof, the term of Executive’s employment with the Company under this Amended Agreement shall be for a period of one year, or through March 31, 2015. Thereafter, unless terminated at an earlier date in accordance with Section 11 hereof, the term of Executive’s employment with the Company hereunder shall be automatically extended for successive one-year periods, unless either party gives written notice to the other party at least 90 days prior to the expiration of the initial term, or any additional term, that such party elects not to extend the term of Executive’s employment under this Amended Agreement.

4.	Position and Duties.

(a)
Employment with the Company. Executive shall continue as the Chief Executive Officer of the Company for the duration of the term of Executive’s employment with the Company hereunder, and shall have the authority, duties and responsibilities commensurate and consistent with such position and title. Executive’s employment hereunder shall be based at the Company’s corporate headquarters, currently located in Eden Prairie, Minnesota.

(b)
Board of Directors. Executive is currently a member of the Board. While Executive is employed as an executive officer of the Company hereunder, the Board shall include Executive in the slate of Directors each year nominated by the Board for election at each annual shareholders meeting, and Executive shall continue to serve on the Board, without compensation other than that specified in this Amended Agreement.

(c)	Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business and civic organizations as approved by the Board so long as such activities and directorships do not interfere in a material manner with the performance of his duties and responsibilities hereunder or conflict with the business of the Company.

(d)
No Conflicting Agreements. Executive represents and warrants to the Company that (i) he is not currently subject to any non-compete or non-solicitation agreements or similar agreements with any entity other than the Company, and (ii) he is under no other contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Amended Agreement. If Executive is subject to any non-disclosure agreement or similar agreement with any entity other than the Company, he agrees to comply fully with such other agreement in connection with his activities with the Company. Executive acknowledges that the Company is relying on the representations, warranties and agreement in this Section 4(d) in connection with its employment of Executive pursuant to this Amended Agreement.

5.	Compensation.

(a)
Base Salary. As of the Amended Agreement Date, the Company shall pay Executive for services provided hereunder an annualized Base Salary of $713,554.00~~, less applicable deductions and withholdings, which shall be~~ paid in cash in accordance with the Company’s normal payroll practices to the extent applicable to Executive. Executive’s Base Salary may be adjusted annually by the Board, in its sole discretion, provided that the Base Salary shall not be decreased, unless such decrease is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company and not disproportionately more to Executive.

(b)
Annual Incentive Bonus. For each fiscal year Executive is employed by the Company hereunder, Executive shall be eligible for an annual incentive bonus for such fiscal year, based on achievement of objectives established by the Board or the Compensation Committee in its discretion, provided Executive remains employed by the Company on the last day of such fiscal year. Executive’s annual incentive bonus if the Company achieves target objectives shall be 75% of Executive’s annual Base Salary for such fiscal year. Executive is eligible to receive annual incentive payments of between zero percent (0%) and 150 percent (150%) of Executive’s annual Base Salary in any given fiscal year (or such other percentage of Base Salary as may be established by the Compensation Committee for the annual incentive plan for officers for such fiscal year) based on under-achievement or over-achievement of target objectives. Achievement of the objectives for each fiscal year shall be determined in good faith by the Board or the Compensation Committee in its sole discretion within 60 days after the end of the fiscal year; and the annual incentive bonus will be paid in a lump sum promptly following such determination, but no later than 75 days after the end of the fiscal year.

(c)
Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be eligible to participate in all employee benefit plans and programs of the Company, including without limitation, retirement plans and medical, life, and disability insurance plans, to the extent that Executive meets the eligibility requirements for each individual plan or program as generally applicable to other executive officers of the Company; provided, however, that except as herein otherwise provided, the Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto consistent with the provisions, rules and regulations generally applicable to other executive officers of the Company.

(d)
Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

6.
Confidential Information. During the term of Executive’s employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire during his employment with the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists of the Company, (iv) any confidential, proprietary or secret development or research work of the Company, (v) any strategic or other business, marketing or sales plans of the Company, (vi) any financial data or plans respecting the Company, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.

During the term of Executive’s employment with the Company, Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Amended Agreement by Executive, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law, provided Executive provides adequate prior notice to the Company to seek a protective order.

7.
Ventures. If, during the term of Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company, provided that the Company hereby expressly acknowledges and approves Executive’s continuing participation with and ownership stake in Orin Briant Inc., d/b/a The Stick Jacket Company (“Orin”).

8.
Restrictive Covenants. In consideration of the Company’s grant of the Stock Options covering 500,000 shares of Common Stock on the commencement date of that certain previous Employment Agreement between the Company and Executive entered into on August 27, 2008 (the “2008 Agreement”), and the offer of the severance benefits and other compensation described in the 2008 Agreement and this Amended Agreement, Executive agrees to the following reasonable restrictions on Executive’s competitive activities, which are intended to carry forward the restrictions originally set forth in the 2008 Agreement. Executive acknowledges that these benefits pursuant to the 2008 Agreement and this Amended Agreement, and each of them, have a value that is greater than anything to which Executive would otherwise be entitled during Executive’s employment with the Company.

(a)
Agreement Not to Compete. During the term of Executive’s employment with the Company and for eighteen (18) consecutive months following the date of termination of Executive’s employment, whether such termination is with or without Cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, in any country in which the Company or any of its Affiliates operates or contemplates operating during the twelve (12) months prior to the last day of Executive’s employment, own, manage, control, have any interest in, participate in, lend his name to, act as consultant or advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for:

(i)	HSN, Inc., QVC, Inc., Jewelry Television Network and ~~of~~ their subsidiaries, and any of their affiliates who are primarily engaged in the home shopping business; or

(ii)	any other person or entity engaged in the television home shopping business; or

(iii)	any infomercial business having as a primary focus the marketing to consumers of products of a similar nature as the products being offered on the Company’s television programming or websites; or

(iv)	the directly-related e-commerce operations of another home shopping company or network, such as, for example, QVC.com or HSN.com; or

(v)	a vendor whose primary business is to provide products or services to entities listed in clauses (i) through (iv) above.
Neither the ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market nor the participation in the management and ownership of Orin in a manner that does not materially interfere with Executive’s duties and obligations hereunder shall constitute a breach of this Section 8(a).

(b)
Agreement Not to Hire. During the term of Executive’s employment with the Company and for the Restrictive Period, Executive shall not, directly or indirectly, hire, engage, accept an application from, or solicit any person who is then an employee of the Company or who was an employee of the Company at the time of Executive’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, to cease employment with the Company. For purposes of this Section 8(b), the term “solicit” shall not include general newspaper or similar advertisements for employment opportunities with Executive or with any subsequent employer of Executive.

(c)
Agreement Not to Solicit. During the term of Executive’s employment with the Company and for the Restrictive Period, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(d)
Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 8 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 8 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

9.	Patents, Copyrights and Related Matters.

(a)
Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and any type of products, goods or services sold or used by the Company. Executive also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 9(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

(i)
the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 9(a);

(ii)	the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii)	the reviving, re-examining or renewing of any of such applications for letters patent.
Employee is hereby notified that this Section 9(a) shall not apply to any invention for which no equipment, supplies, facilities, Confidential Information (defined in Section 6 above) or other trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

(b)
Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Amended Agreement, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(c)
Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.

(d)
Exclusion. The Company expressly acknowledges and agrees that the terms of this Section 9 shall not apply to any intellectual property rights now or hereafter owned or developed, in whole or in part, by or on behalf of Orin and related to Orin’s current business and whether or not conceived or reduced to practice by the Executive, either individually or in common with others, provided that Executive is not in breach of his obligation under Section 6 of this Amended Agreement in connection therewith.

10.
Remedies. Executive hereby acknowledges that the provisions of Sections 6, 7, 8, and 9 above are reasonable and necessary to protect the legitimate interests of the Company and that any violation of these Sections by Executive may cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of Sections 6, 7, 8 or 9, the Company shall be entitled to injunctive and other equitable relief, in addition to all the other remedies it may have without the necessity of proving actual monetary damages. In the event the Company is successful in enforcing Section 6, 7, 8 and/or 9 of this Agreement through the issuance of a court order, arbitration award, or a mediated court order, whichever is applicable, it also will be entitled to recover from Executive its reasonable costs, disbursements, and attorney’s fees incurred through counsel of its choice. The Company will further be entitled to any accounting from

Executive and any person or entity associated with Executive as to revenues wrongfully realized because of a violation of this Amended Agreement.

11.	Termination of Employment.

(a)	The Executive’s employment with the Company shall terminate immediately upon:

i.	Executive’s receipt of written notice from the Company of the termination of his employment, other than notice that the Company elects not to extend the term of this Amended Agreement;

ii.	Executive’s abandonment of his employment or his resignation, other than notice to the Company that he elects not to extend the term of this Amended Agreement;

iii.	Executive’s Disability;

iv.	Executive’s death; or

v.	the expiration of the term of Executive’s employment with the Company, following written notice by either party as specified in Section 3 hereof.

(b)	The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

12.	Payments upon Termination of Employment.

(a)	If Executive’s employment with the Company is terminated:

(i)	by the Company for any reason other than for Cause, including upon expiration of the term of this Amended Agreement following notice by the Company as specified in Section 3 hereof, or

(ii)	by Executive as a result of his resignation for Good Reason, and such termination is not by reason of Executive’s death or Disability, then (notwithstanding and in lieu of any executive severance policy of the Company now or then in existence), Executive shall receive the following severance pay and benefits, subject to the requirements of Sections 12(d) and 12(e) below:

(A)
The Company shall pay to Executive (1) his Base Salary through the Termination Date, (2) one and one-half times annual Base Salary at the highest rate in effect at any time in the one-year period preceding the Termination Date, and (3) one and one-half times the target annual incentive bonus determined from such annual Base Salary pursuant to Section 4(b) of this Amended Agreement. Except as provided in subsection (B) of this Section 12(a), such severance pay shall be paid in accordance with the Company’s customary payroll procedures.

(B)
If, as of the Termination Date, (1) the Company’s common stock is “publicly traded” as determined under Section 409A of the Code, (2) Employee is a “specified employee” as determined under Code Section 409A, and (3) any portion of the severance pay due Employee under the preceding subsection (A) would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of Executive’s Termination Date (or the date of his death, if earlier than that anniversary), and shall include a lump sum equal to the aggregate amounts that Executive would have received had payment of this excess amount been made after the Termination Date as provided in the preceding subsection (A). However, if Executive continues to perform any services for the Company (as an employee or otherwise) after the Termination Date, such six-month period shall be measured from the date of Executive's “separation from service” as defined under Code Section 409A.

(C)
Upon the termination of Executive’s employment, provided that Executive elects continuation coverage pursuant to COBRA or similar state laws and also timely completes and returns to the Company the documents and payments required for that election, the Company shall continue to provide to Executive and his dependents (as applicable) for a period of twelve (12) consecutive months after the Termination Date, group health, dental and life insurance benefits to the extent that such benefits were in effect for Executive and his family as of the Termination Date, subject to Executive’s timely payment of his share of the applicable premiums at the same rate (if any) he was paying before the Termination Date. Benefit continuation under this Section 12(a) shall be concurrent with any coverage under the Company’s plans pursuant to COBRA or similar state laws.

(D)
The Company shall provide to Executive all other applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.

Notwithstanding the provisions of subsection (C) above, the Company shall be entitled to cease paying its share of the cost for providing health, dental or life insurance benefits to Executive after the Termination Date if Executive becomes eligible for comparable replacement group health or life insurance coverage (as applicable) from any other employer. For purposes of mitigation and reduction of the Company’s financial obligations to Executive under this Section 12(a), Executive shall promptly and fully disclose to the Company in writing the fact that he has become eligible for such comparable replacement group health, dental or life insurance coverage from any other employer, and Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive’s failure or unwillingness to make such disclosure.

(b)	If Executive’s employment with the Company is terminated by reason of:

(i)	Executive’s abandonment of his employment or Executive’s resignation for any reason other than Good Reason,

(ii)	termination of Executive’s employment by the Company for Cause,

(iii)	termination of Executive’s employment by the Company by reason of Executive’s death or Disability, or

(iv)	the expiration of the term of Executive’s employment with the Company following the delivery of written notice by Executive as specified in Section 3 hereof, then the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his Base Salary through the Termination Date, and the Company shall provide to Executive all applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.

(c)
In the event of termination of Executive’s employment, the sole obligations of the Company shall be its obligation to make the payments called for by Section 12(a) or 12(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided, by law, under the terms of this Amended Agreement or any other applicable agreement between Executive and the Company, under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates, or to provide continued indemnification or advancement of expenses under the Company’s articles or by-laws, applicable law, or any indemnification agreement with Executive.

(d)
Notwithstanding the foregoing provisions of this Section 12, the Company shall not be obligated to make any severance payments to Executive under Section 12(a) unless Executive shall have signed a release of claims in favor of the Company substantially in the form attached as Exhibit A (with such modifications or additional specifics as may be warranted by changes in applicable law), all applicable consideration periods, revocation periods, and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Amended Agreement as of the dates of the payments.

(e)
The Company will only offer Executive the severance payments under Section 12(a) of this Amended Agreement if Executive agrees to the reasonable restrictions on Executive’s competitive activities that are more fully set forth in Section 8 of this Amended Agreement. Accordingly, and notwithstanding the foregoing provisions of this Section 12, if Executive is in material breach of any covenant in Sections 6, 7, 8, or 9 of this Amended Agreement, then, in addition to other available remedies provided in this Amended Agreement or under applicable law, Executive shall cease to be eligible for the severance payments under Section 12(a) of this Amended Agreement and, upon the Company’s written request, must promptly repay to the Company any severance payments previously received under Section 12(a) of this Amended Agreement; provided further, that any amount to be repaid shall be on a gross basis in the amount actually paid to Executive by the Company, without reduction for any taxes withheld.

(f)	Upon termination of Executive’s employment for any reason, Executive’s obligations in Sections 6, 7, 8, and 9 of this Amended Agreement survive and remain in full force and effect.

13.	Termination Of Employment Following An Event; Acceleration of Awards.

(a)
If Executive’s Termination Date occurs during the Transition Period, and if such termination is involuntary at the initiative of the Company without Cause (including upon expiration of the term of this Amended Agreement following notice by the Company as specified in Section 2 hereof) or at the initiative of Executive for Good Reason, then in addition to such Base Salary, paid in accordance with the Company’s regular payroll practices and applicable plans and programs, the Company shall provide to Executive the following, subject to satisfaction of the conditions set forth in Section 13(c):

(i)
The Company shall pay to Executive (1) an amount equal to twenty-four (24) months (“Severance Period”) of the greater of Executive’s monthly rate of Base Salary (a) in effect immediately preceding the Event or (b) in effect as of the Termination Date and (2) two (2) times the target annual incentive bonus determined from such Base Salary pursuant to Section 4(b) of this Amended Agreement.

A.
In the event any payment becomes payable to Executive pursuant to Section 13(a)(i), then any such payment shall be reduced by any severance payment that Executive is eligible to receive from the Company, its Subsidiaries or its successors under Section 12 of this Amended Agreement, or any policy or plan of the Company or agreement between the Company and Executive, other than this Amended Agreement, in connection with the Event or the termination of Executive’s employment with the Company. Such offset could result in no payment under Section 13(a)(i).

B.
Any payment to which Executive is entitled under this Section 13 shall be paid to Executive in a lump sum on the first business day following the expiration of all rescission periods provided by law applicable to the release specified in Section 13(c), provided that Executive has satisfied all of the conditions set forth in Section 13(c). Notwithstanding the foregoing, if, as of the Termination Date, (1) the Company’s common stock is “publicly traded” as determined under Section 409A of the Code, (2) Employee is a “specified employee” as determined under Code Section 409A, and (3) any portion of the severance pay due Employee under the preceding subsection (A) would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of Executive’s Termination Date (or the date of his death, if earlier than that anniversary), and shall include a lump sum equal to the aggregate amounts that Executive would have received had payment of this excess amount been made after the Termination Date as provided in the preceding subsection (A). However, if Executive continues to perform any services for the Company (as an employee or otherwise) after the Termination Date, such six-month period shall be measured from the date of Executive’s “separation from service” as defined under Code Section 409A.

(ii)
The Company will provide continued coverage through the end of the month in which the termination occurs for any medical coverage to the extent Executive was enrolled for such coverage on Executive’s termination of employment and continued coverage for the length of the Severance Period under COBRA, to the extent permissible under the terms of the applicable plan. The Company will continue to subsidize the coverage and Executive will pay the same rates as current Company employees for such coverage. The full rate for continuation coverage will be charged to Executive the first month following the end of the Severance Period, if continued coverage remains available at that time.

(b)	If Executive’s Termination Date occurs during the Transition Period or otherwise following an Event, and such termination is:

(i)	by reason of Executive’s abandonment of or resignation from employment for any reason (other than during the Transition Period for Good Reason);

(ii)	by reason of termination of Executive’s employment by the Company for Cause;

(iii)	because of Executive’s death or Disability; or

(iv)	upon or following expiration of the term of this Amended Agreement following the delivery of written notice by Executive as specified in Section 2 hereof, then the Company’s obligation to pay compensation and benefits to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, will be governed by Section 10(b).

(c)	Notwithstanding anything above to the contrary, the Company will not be obligated to provide Executive with any of the consideration under Section 13(a) hereof, including all subparts, unless:

(i)
Executive has signed a release of claims in favor of the Company and its Subsidiaries, affiliates and related entities, and their directors, officers, insurers, employees and agents, in the form set forth in Exhibit A to this Amended Agreement;

(ii)	all applicable rescission periods provided by law for releases of claims shall have expired and Executive has not rescinded the release of claims; and

(iii)	Executive is in substantial compliance with the material terms of this Amended Agreement as of the dates of such payments; and

(iv)
Executive agrees to the reasonable restrictions on Executive’s competitive activities that are more fully set forth in Sections 6, 7, 8, and 9 of this Amended Agreement. Accordingly, and notwithstanding the foregoing provisions of this Section 13, if Executive is in material breach of any covenant in Sections 6, 7, 8 and 9 of this Amended Agreement, then, in addition to other available remedies provided in this Amended Agreement or under applicable law, Executive shall cease to be eligible for the severance payments under Section 13(a)(i) of this Amended Agreement and, upon the Company’s written request, must promptly repay to the Company any severance payments previously received under Section 13(a)(i) of this Amended Agreement; provided further, that any amount to be repaid shall be on a gross basis in the amount actually paid to Executive by the Company, without reduction for any taxes withheld.

(d)
Notwithstanding any provision to the contrary set forth in any Plan documents, or in any other agreement governing the award of Incentives thereunder, upon the occurrence of an Event: (x) the restrictions on any and all shares of restricted stock awards shall lapse immediately, (y) any and all outstanding unvested stock options, stock appreciation rights and other equity based awards granted to Executive under any Plan that are subject to vesting requirements shall immediately become exercisable in full; and (z) any and all performance units and other performance-based Incentives shall be deemed earned at 100% of the target level thereof. If at the time of the Event, a Plan document or other agreement governing the award of any Incentive thereunder granted from and after the Amended Agreement Date prohibits the foregoing, then Executive shall not be entitled to any of the benefits described in this Section 13(d) with respect to such Incentive.

14.	Limitation on Parachute Payments.

(a)
Notwithstanding any provision to the contrary set forth in the Amended Agreement, or any other plan, arrangement or agreement to the contrary (including without limitation Section 12(e) of the Plan), if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of the Amended Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 14 be subject to the excise tax imposed under Section 4999 of the code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(b)
The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction by payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c)
Any determination required under this Section 14(c) shall be made in writing in good faith by an accounting firm selected by the Company, which is reasonably acceptable to Executive and whose consent shall not be unreasonably withheld (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as required by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 14(c). The Company shall be responsible for all fees and expenses of the Accountants.

(d)
It is possible that after the determinations and selections made pursuant to this Section 14 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 14 (“Overpayment”) or less than the amount provided under this Section 14 (“Underpayment”).

(i)
In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company.

(ii)
In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive.

15.	Other Post-Termination Obligations.

(a)
Resignation From Positions. Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any Subsidiary, parent or affiliated entity of the Company.

(b)
Return of Records and Property. Immediately upon termination of Executive’s employment with the Company, or upon earlier request, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

(c)
Cooperation. Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, and without expectation of additional compensation, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any Subsidiary, parent or affiliated entity of the Company.

(d)
Non-Disparagement. Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 15(d) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

16.
Section 409A. This Amended Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions issued by the Department of Treasury or Internal Revenue Service and should be interpreted accordingly. To the extent that any provision of this Amended Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Amended Agreement. The Company and Executive agree to execute a revised Amended Agreement if and to the extent necessary to satisfy the form requirements of Section 409A of the Code.

17.	Miscellaneous.

(a)
Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in this Amended Agreement. For the sake of clarity, references to “Section(s)” herein shall refer to the corresponding Sections of this Amended Agreement.

(b)
Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on his behalf under this Amended Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.

(c)	Public Announcement. The Company shall give Executive a reasonable opportunity to review and comment on any public announcement relating to this Amended Agreement.

(d)
Company Approvals. The Company represents and warrants to Executive that it (and to the extent required, the Board, and the Committee) has taken all corporate action necessary to authorize this Amended Agreement.

(e)
No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Amended Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued welfare benefits may be reduced as provided for by the last paragraph of Sections 12(a).

(f)
Liability Insurance and Indemnification. The Company shall maintain directors’ and officers’ liability insurance for Executive while employed and thereafter at a level equivalent to the level provided for current officers or directors of the Company. The Company shall indemnify Executive for any job-related liability to the fullest extent permitted by applicable law, Company by-laws, and any other applicable indemnification agreements.

(g)
Enforcement. If the Company fails to pay any amount provided under this Amended Agreement when due, the Company shall pay interest on such amount at a rate equal to the rate of interest charged from time to time by the Company’s principal revolving credit lender, or if there is no principal revolving credit lender, the prime commercial lending rate announced by Wells Fargo Bank (or its successor) as in effect from time to time; but in no event more than the highest legally permissible interest rate permitted for this Amended Agreement by applicable law. In the event of any proceeding, arbitration or litigation for breach of this Amended Agreement, the prevailing party shall be entitled to recover his or its reasonable costs and attorney’s fees.

(h)
Beneficiary. If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Amended Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(i)
Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Amended Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(j)
Jurisdiction; Venue. Because (i) the Company is a Minnesota corporation based in Hennepin County, Minnesota, (ii) its significant contracts are governed by Minnesota law, and (iii) it is mutually agreed that it is in the best interests of Company customers, vendors, suppliers and employees that a uniform body of law consistently interpreted be applied to the relationships that the Company has with other such persons and entities, this Amended Agreement is deemed entered into in the State of Minnesota between the Company and Executive. The Hennepin County District Court or the United States District Court for the District of Minnesota will have exclusive jurisdiction and venue over any disputes between the Company and Executive in any action arising out of or related to either your or the Company’s obligations in this Amended Agreement. Executive and the Company consent to jurisdiction of those courts and hereby waive any defense of lack of personal jurisdiction or forum non conveniens.

(k)
Entire Agreement. Except as otherwise provided herein, the Amended Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including the 2008 Agreement, 2010 Agreement and the Key Employee Agreement, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Amended Agreement that are not set forth herein.

(l)	Amendments. No amendment or modification of this Amended Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(m)
No Waiver. No term or condition of this Amended Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(n)
Assignment. This Amended Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Amended Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. No such assignment without the written consent of Executive shall discharge the Company from liability hereunder, and such assignee jointly and severally with the Company shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Amended Agreement, including this Section ~~17~~.

(o)
Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Amended Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Amended Agreement. The Company shall promptly reimburse Executive for reasonable attorneys’ fees and costs incurred by Executive in obtaining legal advice in connection with the negotiation and execution of this Amended Agreement, upon receipt by the Company of appropriate documentation of such fees and costs.

(p)
Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344-3433
Attention: General Counsel

and to:

ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344-3433
Attention: Board of Directors

If to Executive:
Keith R. Stewart
20305 Lakeview Avenue
Deephaven, MN 55331

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(q)	Counterparts. This Amended Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(r)
Severability. Subject to Section 8(d) hereof, to the extent that any portion of any provision of this Amended Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Amended Agreement shall be unaffected and shall continue in full force and effect.

(s)
Captions and Headings. The captions and paragraph headings used in this Amended Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Amended Agreement or any of the provisions hereof.

[Signature page immediately following]

IN WITNESS WHEREOF, Executive and the Company have executed this Amended Agreement as of the Amended Agreement Date.

VALUEVISION MEDIA, INC.
By
/s/ Teresa Dery
Its SVP & General Counsel

/s/ Keith R. Stewart

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE
This General Release (“Agreement”) is made and entered into by and between ValueVision Media, Inc. (the “Company”) and Keith R. Stewart (the “Executive”).
BACKGROUND

A.
The Company and Executive are parties to an Employment Agreement that, among its terms, provides that the Company will pay Executive certain individually tailored severance benefits (the “Severance”) upon the termination of Executive’s employment under certain circumstances (the “Employment Agreement”).

B.
Under the Employment Agreement, the Company is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1.
Company’s Obligations.    In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to Executive the Severance.

2.	Executive’s Obligations. In return for the Company’s Obligations in section 1 above, Executive knowingly and voluntarily agrees to the following:

(a)
Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal and equitable claims against the Company that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal and equitable claim(s) of any kind or nature whatsoever including, without limitation, the following:

(i)	All claims that Executive has now, whether Executive now knows about or suspects such claims;

(ii)	All claims for attorney’s fees;

(iii)
All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and discrimination and retaliation claims of any kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (“ADA”), and the Minnesota Human Rights Act (“MHRA”);

(iv)
All claims arising out of Executive’s employment and Executive’s separation from employment with the Company including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(v)
All claims for any other compensation, including vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, and stock options;

(vi)	All claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”); and

(vii)	All claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company.

(b)
Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement. The Severance that Executive is receiving in this Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in this Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.

3.
Certain Definitions. For purposes of Section 2, “Executive” means Keith R. Stewart and any person or entity that has or obtains any legal rights or claims through Keith R. Stewart. Further, the “Company” means ValueVision Media, Inc.; and any parent, subsidiary, and affiliated organization or entity in the present or past related to ValueVision Media, Inc.; and past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of ValueVision Media, Inc.

4.	Other Provisions.

(a)	The Company has paid Executive in full for all reimbursable business expenses, earned annualized salary, bonus pay, and any other earnings through the last day of Executive’s employment.

(b)
This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

(c)
Nothing in this Agreement affects Executive’s rights in any benefit plan or program in which Executive was a participant while employed by the Company. The terms of such plans and programs control Executive’s rights.

(d)
The Company will indemnify Executive as permitted by and pursuant to any agreement or policy that the Company has adopted relating to indemnification of directors, officers, and employees; and as permitted by and pursuant to any provision of the Company’s articles or by-laws relating to such indemnification.

(e)	Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents.

5.	Executive’s Rights to Counsel, Consider, Revoke and Rescind.

(a)	The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)
Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired.

(c)
Executive understands that Executive may rescind Executive’s waiver of discrimination claims under the MHRA within 15 calendar days after the date on which Executive signs this Agreement. To rescind this waiver, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the 15-day period. If Executive delivers the rescission by mail it must be: (i) Postmarked within 15 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Teresa Dery, 6740 Shady Oak Road, Eden Prairie, MN Minneapolis, MN 55344-3433; and (iii) sent by certified mail return receipt requested.

If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, this Agreement will be null and void.
6.    Non-Admission. The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.
7.    No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.
8.    Governing Law. This Agreement will be governed by the substantive laws of the State of Minnesota without regard to conflicts of law principles.
9.    Forum Selection-Jurisdiction and Venue. Any disputes arising out of or related to this Agreement or any breach or alleged breach hereof shall be exclusively decided by the Hennepin County District Court in Minnesota. Executive hereby irrevocably consents to the personal jurisdiction of this court in connection with any dispute related to this Agreement, and he expressly waives any defense of inconvenient forum. He further waives any bond, surety, or other security that might be required of the Company with respect to any such dispute.
10.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.
11.    Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.
12.    Agreement Freely Entered Into. Executive and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

Dated:	April 1, 2014	/s/ Keith R. Stewart

Dated:	April 1, 2014	ValueVision Media, Inc.
/s/
Its

EXHIBIT B

Definitions from the 2011 Omnibus Incentive Plan

(j)    “Event” means any of the following:

(1)    The acquisition by any individual, entity or group (within the meaning of Exchange Act Sections 13(d)(3) or 14(d)(2)) of beneficial ownership (within the meaning of Exchange Act Rule 13d‑3) of 30% or more of either (i) the then‑outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then‑outstanding voting securities of the Company entitled to vote generally in the election of the Board (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute an Event:

(A)    any acquisition of common stock or voting securities of the Company directly from the Company,

(B)    any acquisition of common stock or voting securities of the Company by the Company or any of its wholly owned Subsidiaries,

(C)    any acquisition of common stock or voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or

(D)    any acquisition by any corporation with respect to which, immediately following such acquisition, more than 70% of, respectively, the then‑outstanding shares of common stock of such corporation and the combined voting power of the then‑outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(2)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Board after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest

(3)    Approval by the shareholders of the Company of a reorganization, merger, consolidation or statutory exchange of Outstanding Company Voting Securities, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, the then‑outstanding shares of common stock and the combined voting power of the then‑outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(4)    Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the then‑outstanding shares of common stock of such corporation and the combined voting power of the then‑outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

Notwithstanding the above, an Event shall not be deemed to occur with respect to a recipient of an Award if the acquisition of the 30% or greater interest referred to in paragraph (1) is by a group, acting in concert, that includes that recipient of an Award or if at least 30% of the then‑outstanding common stock or combined voting power of the then‑outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in paragraphs (3) or (4) by a group, acting in concert, that includes that recipient of an Award.

(n)    “Fundamental Change” shall mean a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.